SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Number: 0-21540

                   COMMANDER AIRCRAFT COMPANY

      (Exact name of registrant as specified in its charter)


                       7200 NW 63rd Street
                  Hanger 8, Wiley Post Airport
                     Bethany, Oklahoma 73008
                         (405) 495-8080

             (Address, including  zip code,  and  telephone  number,
                   including   area   code,   of    registrant's
                          principal executive offices)


             Common Stock, par value $.50 per share

       (Title of each class of securities covered by this form)


                              None

                    (Title of all other  classes of  securities  for
                        which  a  duty  to  file reports under
                           Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)       [X]
            Rule 12g-4(a)(1)(ii)      [  ]        Rule 12h-3(b)(1)(ii)      [  ]
            Rule 12g-4(a)(2)(i)       [  ]        Rule 12h-3(b)(2)(i)       [  ]
            Rule 12g-4(a)(2)(ii)      [  ]        Rule 12h-3(b)(2)(ii)      [  ]

Approximate number of holders of record as of certification or notice date: One


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         Pursuant  to the  requirements  of the  Securities  Exchange  Act 1934,
Aviation General, Incorporated, as successor issuer to Commander Aircraft Company, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                     Aviation General, Incorporated


                                     By: /s/ STEPHEN R. BUREN
                                             Stephen R. Buren
                                        Vice President, Chief Financial
                                            Officer and Treasurer
Date:  August 17, 1998

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